Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, par value US$0.00025 per share, of Xunlei Limited and (ii) that this Joint Filing Agreement be included as an exhibit to such joint filing.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2015.

Xiaomi Ventures Limited

By:	/s/ Kong Kat Wong
Name: Kong Kat Wong
Title: Director

Xiaomi Corporation

By:	/s/ Jun Lei
Name: Jun Lei
Title: Director

[Signature Page to Joint Filing Agreement]